UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 9, 2018

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. HAMILTON AVENUE, SUITE 550

CAMPBELL, CA 95008

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on February 26, 2018, VIVUS, Inc., or the Company, and Allan L. Shaw entered into a Consulting Agreement, or the Consulting Agreement, effective February 1, 2018. The Consulting Agreement included that the Company will recommend at the next meeting of the Compensation Committee of the Board of Directors that Mr. Shaw be granted a stock option to purchase 300,000 shares of the Company’s common stock at a price per share equal to the fair market value as determined by the closing price of the Company’s common stock on the date of grant.

On March 9, 2018, the Compensation Committee of the Board of Directors of the Company authorized and approved the grant to Mr. Shaw of a stock option to purchase 300,000 shares of the Company’s common stock at a price per share equal to the closing price of the Company’s common stock on the date of grant ($0.49 per share). Subject to Mr. Shaw continuing to provide services under the Consulting Agreement on the relevant vesting dates, the option will vest as follows: 50,000 shares subject to the option will vest on the date of grant, 50,000 shares subject to the option will vest on June 30, 2018, 100,000 shares subject to the option will vest on December 31, 2018 and 100,000 shares subject to the option will vest on June 30, 2019. The option has a 7-year term from the date of grant and an exercise period equal to 6 months from the date Mr. Shaw ceases to be a Service Provider (as defined in the Company’s 2010 Equity Incentive Plan).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

	By:	/s/ John L. Slebir
John L. Slebir
Senior Vice President, Business Development and General Counsel

Date: March 13, 2018